                                                                  Exhibit 99.1

                             [SANDISK LETTERHEAD]

-------------
PRESS RELEASE


CONTACT:  CINDY BURGDORF, CFO
          (408) 542-0577

                 SANDISK ANNOUNCES RECORD REVENUE AND BOOKINGS
                             FOR THIRD QUARTER 1999


     SUNNYVALE, CA, October 13, 1999 . . . SanDisk Corporation (NASDAQ:SNDK), the world's largest supplier of flash memory data storage products, today announced record revenue for its quarter ended September 30, 1999. Total third quarter revenues were $67.5 million, an increase of 29% from the second quarter of 1999 due primarily to increased sales of CompactFlash and MultiMediaCard products. Revenues from licenses and royalties were $9.9 million. Net income for the quarter was $6.5 million, up 11% from $5.7 million in the second quarter of 1999. Diluted earnings per share was $0.21, compared to $0.19 per share for the second quarter of 1999.

     Total third quarter revenues increased $35.5 million, or 111%, over total revenues of $32.1 million for the same period last year. Product revenues increased by 139% compared to the same period of the prior year and license and royalty revenues increased by 25%. Current quarter diluted earnings per share was $0.21, compared to $0.09 per share for the third quarter of 1998.

     "The third quarter was a very strong quarter for SanDisk" said Dr. Eli Harari, President and CEO of SanDisk. "New records were achieved in product revenues, number of units and megabytes shipped and new bookings. We shipped 24% more units and 52% more megabytes than in the previous record quarter. Bookings have been exceptionally strong in all geographic areas, amounting to
2.5 times the record bookings we recorded in the previous quarter. We are booked for the fourth quarter and have a strong backlog for the first quarter of 2000. Current quarter results include foreign currency transaction gains of $1.3 million.

     "During the quarter, we accelerated our 128Mbit flash memory production ramp to meet increased demand. Product gross margins decreased to 24% from 27% in the second quarter. This was primarily due to lower than anticipated yields on our 128Mbit products, and a 19% decline in the average selling price per megabyte shipped. We also experienced higher than anticipated production costs due to spot shortages of critical components. The 128Mbit yields have shown significant improvement recently and are now back on plan. Towards the end of the quarter, we completed internal qualification of the 256Mbit Double Density technology and began customer shipments. We expect product gross margins to improve slightly in the fourth quarter as we begin significant shipments of our 256Mbit products.

     "Taiwan is back to normal production. The recent earthquake did not impact our third quarter results. The financial impact of the earthquake is expected to be confined to the fourth quarter and manifest itself primarily in terms of spot shortages and increased expediting costs. We currently believe that the fourth quarter megabytes shipped will exceed megabytes shipped in the third quarter. However, the projected quarter over quarter growth in revenues will be lower than the growth rate experienced in the third quarter. In the first quarter of 2000, we anticipate improved margins due to the higher pricing we instituted on new orders. The shift to the more productive 256Mbit technology should also help to significantly increase product availability in the first quarter of 2000.

     "I am particularly pleased with the strategic initiatives which we recently announced, including the 512Mbit and 1 Gigabit flash memory co-development and manufacturing joint venture with Toshiba, the launch of SD (Secure Digital) memory card with Matsushita and Toshiba, the acquisition of the Invox patent portfolio and the PIC (Personal Information Carrier) government award."

     This news release contains forward looking statements including the Company's expectations for future product revenues and bookings, average selling prices, gross margin and anticipated product cost reductions that are based on current expectations and involve risks and uncertainties that may affect the Company's business, financial condition and results of operations. In addition to the factors discussed above, other risks include: future average selling price erosion due to price competition; the timely introduction and acceptance of new consumer products that incorporate the Company's flash storage devices; seasonality of product sales; the timely and successful manufacturing ramp up of new product generations with acceptable yields and lower manufacturing costs, including the 128Mbit and 256Mbit technologies; the availability of adequate supply of flash memory wafers from USIC and USC in Taiwan and of other critical materials and components; the successful ramp up of assembly operations in China and Taiwan; success in developing brand name preference and an efficient distribution system for SanDisk's products in the retail channel; economic conditions and exchange rates in Japan, the Pacific Rim and other geographic regions as they affect SanDisk's customers; the successful negotiation of a definitive agreement with Toshiba on the announced memo of understanding regarding joint development and manufacturing of advanced flash memories; the successful signing of a definitive agreement with Matsushita and Toshiba for the Secure Digital memory card; and the other risks detailed from time to time in the Company's Securities and Exchange Commission filings and reports, including, but not limited to, the Form 10Q/A for the quarter ended June 30, 1999 and the Annual Report on Form 10-K for the year ended December 31, 1998. Future results may differ materially from those previously reported. The Company assumes no obligation to update the information in this release.

     SanDisk Corporation designs, develops and markets flash memory data storage products used in a wide variety of electronic systems. The Company has optimized its flash memory storage solution, known as "system flash", to address the needs of many emerging applications in the consumer electronics and industrial/communications markets. The Company's products include removable CompactFlash products and FlashDisk cards, embedded FlashDrives and Flash ChipSet products and MultiMediaCards. SanDisk is based in Sunnyvale, CA.


SanDisk's web site / home page address: http:/ / www.sandisk.com
CompactFlash and CF are trademarks of SanDisk Corporation.

                             SanDisk Corporation
                 Condensed Consolidated Statements of Income
                    (In thousands, except per share data)

                                      Three months ended          Nine months ended
                                         September 30,               September 30,
                                        1999       1998            1999        1998
                                      --------   --------        ---------   --------
Revenues:
  Product                             $ 57,624   $ 24,143        $ 135,850   $ 73,049
  License and royalty                    9,910      7,935           28,369     24,492
                                      --------   --------        ---------   --------
Total revenues                          67,534     32,078          164,219     97,541

Cost of sales                           43,897     18,840          101,264     57,172
                                      --------   --------        ---------   --------
Gross profits                           23,637     13,238           62,955     40,369

Operating expenses:
  Research and development               6,943      4,805           18,162     13,610
  Sales and marketing                    6,647      3,964           17,575     12,163
  General and administrative             3,091      1,836            8,381      5,589
                                      --------   --------        ---------   --------
Total operating expenses                16,681     10,605           44,118     31,362

Operating income                         6,956      2,633           18,837      9,007

Interest and other income, net           2,753      1,283            5,822      3,900
                                      --------   --------        ---------   --------
Income before taxes                      9,709      3,916           24,659     12,907

Provision for income taxes               3,204      1,410            8,137      4,645
                                      --------   --------        ---------   --------
Net income                            $  6,505   $  2,506        $  16,522   $  8,262
                                      ========   ========        =========   ========

Earnings per share
  Basic                               $   0.24   $   0.09        $    0.61   $   0.32
  Diluted                             $   0.21   $   0.09        $    0.55   $   0.30

Average common shares outstanding
  Basic                                 27,316     26,411           27,009     26,200
  Diluted                               30,497     27,392           29,775     27,749

                             ScanDisk Corporation
                     Condensed Consolidated Balance Sheets
                           (In thousands; unaudited)

ASSETS
                                      September 30, 1999      December 31, 1998
                                      ------------------      -----------------

Current Assets:

  Cash and cash equivalents                $ 22,469                $ 15,384
  Short-term investments                    116,717                 119,074
  Accounts receivable                        43,700                  20,400
  Inventories                                20,684                   8,922
  Deferred tax assets                        15,900                  15,900
  Prepaid expenses and other current assets   3,888                   6,694
                                           ----------              ----------
Total current assets                        223,358                 186,374

Property and equipment, net                  28,869                  17,542
Investment in foundry                        51,208                  51,208
Deposits and other assets                     4,768                     617
                                           ----------             ----------
        Total Assets                       $308,203                $255,741
                                           ==========             ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

  Accounts payable                         $ 25,806                 $ 6,938
  Accrued payroll and related expenses        7,156                   3,768
  Other accrued liabilities                  20,492                   9,745
  Deferred revenue                           24,103                  24,452
                                          ----------               ----------
Total current liabilities                    77,557                  47,903

Stockholders' Equity:

Common stock                                193,090                 186,120
Retained earnings                            37,556                  21,718
                                          ----------               ---------
Total stockholders' equity                  230,646                 207,838

        Total Liabilities and             ----------               ---------
        Stockholders' Equity               $308,203                $255,741
                                          ==========               =========